Exhibit 99.2

For release: May 11, 2005, 8:00 pm EDT	Contact: Mark Rittenbaum

     Greenbrier closes 5,175,000 common share offering; over-allotment option is fully exercised

     Lake Oswego, Oregon, May 11, 2005 - The Greenbrier Companies [NYSE:GBX] announced today that it has sold 5,175,000 shares of its common stock at a public offering price of $26.50 per share, less underwriting commissions and discounts. The Company’s underwriters fully exercised an option to purchase 675,000 shares solely to cover over-allotments, in addition to the sale of 4,500,000 shares that were previously announced. A prospectus can be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

     The Greenbrier Companies (www.gbrx.com) headquartered in Lake Oswego, OR is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in the U.S., Canada, and Mexico and repairs and refurbishes freight cars or wheels at 15 locations across North America, with growing supply chain relationships in Asia. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 125,000 railcars in its leasing and services unit.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.